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                                   EXHIBIT 11


                    COMPUTATION OF NET EARNINGS PER SHARE AND
                            COMMON SHARE EQUIVALENTS
                                   (Unaudited)
                      (In thousands, except per share data)


Earnings per share were computed using the weighted average number of shares outstanding plus, when dilutive, incremental shares issuable upon exercise of outstanding options using the treasury stock method.

                                              Three Months Ended              Nine Months Ended
                                         -----------------------------  --------------------------
                                             Dec. 27,         Dec. 28,      Dec. 27,       Dec. 28,
                                                 1997             1996          1997          1996
                                         ------------     ------------  ------------  ------------

Net earnings                             $         72     $        773  $        908  $      1,911
                                         ============     ============  ============  ============


Weighted average:

        Common shares outstanding               4,320            4,306         4,318         4,298
        Common shares equivalents                  93               80            59            78
                                         ------------     ------------  ------------  ------------

        Common shares assuming
            dilution                            4,413            4,386         4,377         4,376
                                         ============     ============  ============  ============


Net earnings per share of
        common stock                     $       0.02     $       0.18  $       0.21  $       0.44
                                         ============     ============  ============  ============



Net earnings per share of common
         stock assuming dilution         $       0.02     $       0.18  $       0.21  $       0.44
                                         ============     ============  ============  ============


Number of stock options not
included in the computation of
diluted EPS because the
option's exercise price was
greater than the average
market price of common stock                      ---               75           165            25
                                         ============     ============  ============  ============